Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 18, 2024 (except for the third paragraph of Note 2, as to which the date is June 9, 2025), in the Registration Statement (Form S-1 No. 333-287551) and related Prospectus of Caris Life Sciences, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

June 9, 2025